Exhibit 99.1

News Release

GlobalSantaFe Corporation        15375 Memorial Drive        Houston, Texas 77079        Tel 281.925.6000        Fax 281.925.6450

GlobalSantaFe Announces First Quarter 2007 Results

Houston, May 3, 2007 – Worldwide oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today reported net income for the quarter ended March 31, 2007, of $347.4 million, or $1.49 per diluted share, on revenues of $903.5 million. The results compare with net income of $162.9 million, or 65 cents per diluted share, on revenues of $679.4 million for the same quarter of 2006. Excluding after-tax gains totaling $48.2 million, or 21 cents per diluted share, described below, net income would have been $299.2 million, or $1.28 per diluted share, in the first quarter of 2007.

“Our improved first quarter results reflect solid operating performance and ongoing strength across international offshore drilling markets,” said GlobalSantaFe President and CEO Jon Marshall. “Continuing world GDP growth and the attendant growth in hydrocarbon demand, coupled with increasing depletion in a number of the world’s major oilfields, all support a positive outlook of long-term demand for our industry.”

GlobalSantaFe recognized pre-tax gains of $56.7 million during the first quarter of 2007 for insurance recoveries of $31.9 million related to 2005 hurricane damage and $24.8 million from the sale of the GSF High Island III jackup rig, which was severely damaged by Hurricane Rita. In addition, the company recorded a gain of $5.7 million in the first quarter of 2007 on the reversal of contingent tax liabilities following the conclusion of foreign tax audits covering a portion of its land rig operations that were discontinued in 2004. These three items resulted in after-tax gains totaling $48.2 million.

GlobalSantaFe continued to repurchase its stock during the first quarter under a $2 billion buyback program authorized by its board of directors in March 2006. The company has repurchased $1.3 billion of its ordinary shares through March 31, 2007, including $200 million purchased during the first quarter of this year. By the close of the first quarter, the company had retired 22.8 million shares, or 9.2 percent of the shares that were outstanding at the commencement of this share repurchase program.

First Quarter 2007 Analysis

During the first quarter of 2007, the company’s contract drilling segment contributed operating income of $359.5 million, an increase of $179.3 million compared with the same period of 2006. This improvement was due primarily to a 58 percent increase in average revenues per day to $159,500 per rig during the first quarter of 2007 from $101,000 in the first quarter of 2006, partially offset by higher operating expenses during the period.

The combined drilling management services and oil and gas segments reported operating income of $2.8 million on revenues of $135.8 million for the first quarter of 2007, compared with operating income of $8.1 million on revenues of $161.3 million in the first quarter of 2006. While the segment reported a total of 16 turnkey projects during the first quarter of 2007, compared with 18 in the first quarter of 2006, the decline in operating income was primarily related to U.K. oil liftings that were deferred to the second quarter of 2007.

Conference Call

GlobalSantaFe will hold a conference call to discuss its 2007 first quarter results on Thursday, May 3, 2007, at 10 a.m. CDT / 11 a.m. EDT. To listen to the live call by phone, dial 617-597-5308 (reference code 28140998). To listen over the Internet, go to the GlobalSantaFe Web site at http://www.globalsantafe.com.

A recording of the call will be available for replay from 1 p.m. CDT/ 2 p.m. EDT on May 4 through 12 a.m. CDT/ 1 a.m. EDT on Thursday, May 17, 2007. To hear the replay by phone, dial 617-801-6888 (reference code 32287214). To listen over the Internet, go to the GlobalSantaFe Web site at http://www.globalsantafe.com.

To the extent not provided in the call, reconciliations of any non-GAAP measures discussed in the call will be available on the Investor Relations page of the GlobalSantaFe Web site in the form of this earnings release or other materials. To access this information online, go to http://www.globalsantafe.com and click on the “Investor Relations” link.

About GlobalSantaFe

GlobalSantaFe is one of the largest offshore oil and gas drilling contractors and the leading provider of drilling management services worldwide. The company owns or operates a contract drilling fleet of 37 premium jackup rigs; six heavy-duty, harsh environment jackups; 11 semisubmersibles and three dynamically positioned, ultra-deepwater drillships, as well as two semisubmersibles owned by third parties and operated under a joint venture agreement. In addition, an ultra-deepwater semisubmersible is under construction and scheduled for delivery in early 2009. For more information about GlobalSantaFe, go to http://www.globalsantafe.com.

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements in this news release include our statement that: “continuing world GDP growth and the attendant growth in hydrocarbon demand, coupled with increasing depletion in a number of the world’s major oilfields, all support a positive outlook of long-term demand for our industry;” and other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release and are based on available industry, financial and economic data and our operating and financing plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to: (a) changes in rig dayrates; (b) availability of key personnel; (c) the political environment of oil-producing regions; (d) market conditions; and (e) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We caution investors not to place undue reliance on forward-looking statements, and do not undertake any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contact Information

Investors:	Media:
Richard Hoffman	Jeff Awalt
281-925-6441	281-925-6448

GlobalSantaFe Corporation

Condensed Consolidated Statements of Income

(In millions, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Revenues:
Contract drilling	$767.7	$518.1
Drilling management services	126.2	144.7
Oil and gas	9.6	16.6

Total revenues	903.5	679.4

Expenses:
Contract drilling	333.2	269.0
Drilling management services	125.5	144.8
Oil and gas	5.4	5.6
Depreciation, depletion and amortization	79.0	73.7
Involuntary conversion of long-lived assets, net of related recoveries, loss of hire recoveries and gain on dispositions of equipment	(56.7)	(18.9)
General and administrative	26.4	24.4

Total operating expenses	512.8	498.6

Operating income	390.7	180.8
Other income (expense):
Interest expense	(10.9)	(9.2)
Interest capitalized	3.5	7.6
Interest income	5.0	8.2
Other	0.4	2.3

Total other income (expense)	(2.0)	8.9

Income before income taxes	388.7	189.7
Provision for income taxes:
Current tax provision	25.2	16.7
Deferred tax provision	21.8	10.1

Total provision for income taxes	47.0	26.8

Income from continuing operations	341.7	162.9
Income from discontinued operations, net of tax effect	5.7	—

Net income	$347.4	$162.9

Earnings per ordinary share:
Basic
Income from continuing operations	$1.48	$0.66
Income from discontinued operations	$0.03	$—

Net income	$1.51	$0.66

Diluted
Income from continuing operations	$1.46	$0.65
Income from discontinued operations	$0.03	$—

Net income	$1.49	$0.65

Average ordinary shares:
Basic	230.4	246.5
Diluted	233.7	250.8

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheets

(In millions)

	March 31, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$412.7	$336.4
Marketable securities	41.1	12.5
Accounts receivable, net of allowances	654.9	653.4
Accounts receivable from insurers	89.5	138.9
Prepaid expenses	45.5	68.8
Other current assets	33.4	23.7

Total current assets	1,277.1	1,233.7
Net properties	4,572.0	4,514.6
Goodwill	333.8	339.2
Deferred tax assets	33.9	34.3
Other assets	120.1	98.4

Total assets	$6,336.9	$6,220.2

Current liabilities:
Accounts payable	$245.9	$284.5
Other accrued liabilities	253.2	278.6

Total current liabilities	499.1	563.1
Long-term debt	689.7	623.9
Capital lease obligations	15.8	15.4
Deferred tax liabilities	49.0	27.7
Other long-term liabilities	137.5	143.0
Shareholders’ equity:
Ordinary shares and additional paid-in capital	3,159.9	3,178.6
Retained earnings	1,877.8	1,764.1
Accumulated other comprehensive loss	(91.9)	(95.6)

Total shareholders’ equity	4,945.8	4,847.1

Total liabilities and shareholders’ equity	$6,336.9	$6,220.2

GlobalSantaFe Corporation

Condensed Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$347.4	$162.9
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, depletion and amortization	79.0	73.7
Deferred income taxes	21.8	10.1
Stock-based compensation expense	14.3	14.4
Involuntary conversion of long-lived assets, net of related recoveries, loss of hire recoveries and gain on dispositions of equipment	(56.7)	(18.9)
Decrease (increase) in accounts receivable	4.6	(41.5)
Decrease in prepaid expenses and other current assets	13.6	19.6
(Increase) decrease in deferred mobilization costs	(20.5)	0.9
Decrease in accounts payable	(39.4)	(2.2)
Decrease in accrued liabilities	(20.5)	(3.7)
Increase (decrease) in deferred revenues	1.2	(0.3)
(Decrease) increase in long-term liabilities	(5.0)	7.6
Contributions to defined benefit plans	(8.0)	(57.6)
Cash received from insurance for loss of hire and other recoveries	23.9	—
Other, net	1.3	(5.0)

Net cash flow provided by operating activities	357.0	160.0

Cash flows from investing activities:
Capital expenditures	(139.0)	(157.8)
Proceeds from sales and disposals of properties and equipment	28.4	0.4
Purchases of available-for-sale marketable securities	(87.9)	(667.5)
Proceeds from sales of available-for-sale marketable securities	59.7	689.7
Cash received from insurance for involuntary conversion of long-lived assets	51.9	—

Net cash flow used in investing activities	(86.9)	(135.2)

Cash flows from financing activities:
Dividend payments	(51.9)	(55.1)
Borrowings under credit facility	100.0	—
Payments on credit facility	(35.0)	—
Excess tax deduction resulting from option exercises	1.5	3.2
Payments on capitalized lease obligations	(8.2)	(8.4)
Proceeds from issuance of ordinary shares	16.3	98.7
Payments for ordinary shares repurchased and retired	(216.5)	(93.9)

Net cash flow used in financing activities	(193.8)	(55.5)

Increase (decrease) in cash and cash equivalents	76.3	(30.7)
Cash and cash equivalents at beginning of period	336.4	562.6

Cash and cash equivalents at end of period	$412.7	$531.9

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except for average revenues per day)

	Three Months Ended March 31,
	2007	2006
Revenues:
Contract drilling (1)	$769.5	$522.2
Drilling management services	130.9	149.0
Oil and gas	9.6	16.6
Intersegment elimination	(6.5)	(8.4)

Total revenues	$903.5	$679.4

Operating income (loss):
Contract drilling	$359.5	$180.2
Drilling management services	0.7	(0.1)
Oil and gas	2.1	8.2
Involuntary conversion of long-lived assets, net of related recoveries, loss of hire recoveries and gain on dispositions of equipment	56.7	18.9
Corporate operating expenses	(28.3)	(26.4)

Total operating income	390.7	180.8
Interest expense, net	(2.4)	6.6
Other	0.4	2.3

Income before income taxes	$388.7	$189.7

Depreciation, depletion and amortization included in operating income:
Contract drilling	$75.0	$68.9
Drilling management	—	—
Oil and gas	2.1	2.8
Corporate	1.9	2.0

Total depreciation, depletion and amortization	$79.0	$73.7

Average rig utilization rate	90%	94%
Average revenues per day (2)	$159,500	$101,000
Turnkey wells drilled	12	14
Turnkey well completions	4	4

(1)	Expense reimbursements included in Contract drilling revenues and expenses totaled $11.2 million and $24.3 million for the three months ended March 31, 2007 and 2006, respectively. Operating income for these periods was not affected by these reimbursements.
(2)	Average revenues per day is the ratio of rig-related contract drilling revenues divided by the aggregate contract days. The calculation of average revenues per day excludes non-rig related revenues, consisting mainly of reimbursed expenses, of $11.4 million and $24.6 million for the three months ended March 31, 2007 and 2006, respectively.